Exhibit 10.1

Daniel R. Hesse
Chief Executive Officer

Sprint Nextel
6200 Sprint Parkway
Overland Park, KS 66251

May 4, 2012

Ms. Sandra J. Price
6200 Sprint Parkway
Overland Park, Kansas 66251

Dear Sandy:

As you know, the Company has received feedback from some shareholders relating to the discretionary adjustment the Compensation Committee made under the incentive plan payouts for the impact of the iPhone® on our financial results. I do not want, nor does our Compensation Committee want, to penalize Sprint employees for the company's investment with Apple, so I will forego this adjustment to my compensation. I have also voluntarily decided to take some additional actions regarding my personal compensation, and the Compensation Committee has agreed. I'm hopeful that these actions will allow the company to remain focused on delivering the best overall customer experience in the wireless industry, which is what will serve the company best in the long run. The actions I will take are as follows:

•
Reduce my salary on a pro-rata basis over my remaining paychecks in 2012 to repay the $239,760 associated with the discretionary adjustment I received in February under the 2011 Short-Term Incentive Plan.

•
Reduce my salary on a pro-rata basis over my remaining paychecks in 2012 to repay the $106,463 associated with the discretionary adjustment I received in February related to the performance units under the 2009 Long-Term Incentive Plan.

•
Forfeit immediately any right to a payment of $250,500 associated with the discretionary adjustment earned with respect to the 2011 performance period for the performance units under the 2010 Long-Term Incentive Plan. Subject to the satisfaction of applicable vesting conditions, this payment would otherwise be payable to me in 2013 under the terms of the plan.

Sandra J. Price
May 4, 2012

•
Forfeit immediately any right to payment of $294,107 associated with the discretionary adjustment earned with respect to the 2011 performance period for the performance units under the 2011 Long-Term Incentive Plan. Subject to the satisfaction of applicable vesting conditions, this payment would otherwise be payable to me in 2014 under the terms of the plan.

•	Reduce, from 200% of my annual base salary ($2.4 million) to 170% ($2.04 million), my target opportunity under the 2012 Short-Term Incentive Compensation Plan.

•	Forfeit two million performance units (valued at $2 million) granted to me on February 22, 2012 under the 2012 Long-Term Incentive Compensation Plan.

These voluntary actions regarding my personal compensation, which total $3,250,830, will eliminate any benefit for me to the discretionary adjustment the Compensation Committee made earlier this year, and will set my 2012 incentive compensation target opportunities at my 2010 levels.

In the event my employment terminates prior to completion of the salary reductions described in the first two bullet points above, I agree for myself and on behalf of my estate, to a reduction of any amounts otherwise payable to me or my estate in an amount necessary for the Company to fully recover the indicated amounts, and to the extent insufficient to do so, to repay the remainder as soon as reasonably practicable.

I agree that this voluntary reduction of my future compensation does not constitute “Good Reason” under my Amended and Restated Employment Agreement dated December 31, 2008.

/s/ Dan

Acknowledged:

/s/ Sandra J. Price
Sandra J. Price, Senior Vice President, Human Resources

/s/ Gordon Bethune
Gordon M. Bethune, Chairman, Compensation Committee